Exhibit 99.1

Press Release

The Titan Corporation Names Brian Clark

Vice President and Corporate Controller

SAN DIEGO, CA —April 19, 2004 — The Titan Corporation (NYSE-TTN) announced today that Brian J. Clark has been named Vice President and Corporate Controller for the company, effective April 19, 2004. He succeeds Deanna Hom Lund, who is leaving Titan to accept another position.

Clark, who was previously the company’s Vice President of Strategic Transactions, joined Titan in December 2001 to lead the company’s mergers and acquisitions, divestitures, and other strategic initiatives across all business segments.

Prior to joining Titan, Clark was a Senior Manager at Arthur Andersen LLP where he held various positions from June 1996 to December 2001. During his tenure, he managed audits of a variety of public and private companies, participated in the completion of numerous mergers and acquisitions transactions and initial public offerings, and advised companies on financial risk management and technical accounting matters. Clark is a Certified Public Accountant and a graduate of Virginia Polytechnic Institute and State University (Virginia Tech) in 1993.

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2.0 billion.

Media Contact: Wil Williams, Vice President Corporate Communications (858) 552-9724 or wwilliams@titan.com

Investor Relations Contact: Laura Catalino, Vice President Investor Relations (858) 552-9848 or invest@titan.com

If you would like to receive press releases via electronic mail, please contact invest@titan.com

Press Releases and other Titan information are available on The Titan Corporation’s

World Wide Web site: http://www.titan.com

3033 Science Park Road • San Diego, California 92121

(858) 552-9500